Exhibit 99.1

BurTech Acquisition Corp Announces Pricing of $250,000,000 Initial Public Offering

New York, NY – December 10, 2021 – BurTech Acquisition Corp (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and are expected to begin trading Monday, December 13, 2021, under the ticker symbol “BRKHU”. Each unit consists of one share of Class A common stock and one redeemable warrant, with each warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “BRKH” and “BRKHW” respectively.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company has not selected a business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The Company intends to focus its search for a target business in the retail, lifestyle, hospitality, technology, or real estate markets. The Company is led by its Chief Executive Officer, Shahal Khan.

EF Hutton, division of Benchmark Investments, LLC is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on December 15, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EF Hutton, division of Benchmark Investments, LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement on Form S-1 (File No. 333-258914) relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on December 10, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

BurTech Acquisition Corp

1300 Pennsylvania Avenue NW, Suite 700

Washington, DC 20004

Camille Chetrit

Investor Relations

investors@burtechacq.us

(908) 530-8928